Filed under Rule 433
File No. 333-131159

CIT Group Inc.

C$150,000,000 Floating Rate Senior Notes due February 10, 2009

Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	C$150,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	100.00%

Agents’ Commission:	0.25%

Proceeds to the Issuer:	C$149,625,000

Pricing Date:	February 6, 2006

Settlement Date:	February 10, 2006

Maturity Date:	February 10, 2009

Specified Currency:	Canadian Dollars (C$)

Interest Payment Dates:	February 10, May 10, August 10, and November 10 of each year, subject to the modified following Business Day convention adjusted.

First Payment Date:	May 10, 2006

Day Count/Accrual of Interest:	Actual/365 (fixed)

Interest Rate Basis:	CDOR

Index Maturity:	Three Months

Spread:	+20 basis points (0.20%).

Interest Rate Calculation:	CDOR determined on the Interest Determination Date plus the Spread.

Initial Interest Rate:	CDOR determined on the Original Issue Date plus the Spread.

Interest Reset Dates:	Quarterly on February 10, May 10, August 10, and November 10 of each year, subject to the modified following Business Day convention adjusted.

Interest Determination Date:	Each Interest Reset Date.

Minimum Denomination:	Minimum denominations of C$150,000 and integral multiples of C$1,000.

Maximum Interest Rate:	Maximum rate permitted by New York law.

Minimum Interest Rate:	0.0%

Exchange Listing:	None

Depository:	The Canadian Depository for Securities Limited

Other Provisions:	“CDOR” means the three month bankers’ acceptance rate as reported on Reuters CDOR Page on the Original Issue Date and on each Interest Determination Date thereafter, as applicable.

“Reuters CDOR Page” means the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the CDOR page on that service for the purpose of displaying bankers’ acceptance rates of banks and investment dealers).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York or Toronto.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CIBC World Markets Inc. or RBC Dominion Securities Inc. will arrange to send you the prospectus if you request it by calling CIBC World Markets Inc. at 416-594-8515 or RBC Dominion Securities Inc. at 416-842-6359.